November 14, 1996

Capital World Bond Fund, Inc.
333 South Hope Street
Los Angeles, CA  90071

Re: Issuance and Sale of 20,103,255 Shares of
    Capital World Bond Fund, Inc.

Ladies and Gentlemen:

 Capital World Bond Fund, Inc. (the "Fund") has requested my opinion in connection with the issuance and sale by the Fund of 20,103,255 capital shares of the Fund (the "Stock") during the period October 1, 1995 through September 30, 1996 inclusive ("Fiscal 1996"). I understand that a copy of this opinion will be provided to the Securities and Exchange Commission pursuant to Rule 24f-2(b)(1) under the Investment Company Act of 1940, as amended.

 I have examined documents relating to the organization of the Fund and the authorization and issuance of shares of the Fund. I have also examined a certificate of the Assistant Treasurer of the Fund, dated November 13, 1996, relating to the number of shares of the Fund sold by the Fund during Fiscal 1996.

 Based upon and subject to the foregoing, I am of the opinion that:
 The issuance and sale of the Stock by the Fund has been duly and validly authorized by all appropriate corporate action and, assuming delivery by sale or in accord with the Fund's dividend reinvestment plan in accordance with the description set forth in the Fund's current prospectuses under the Securities Act of 1933, the Stock has been duly authorized and is legally issued, fully paid, and non-assessable.

 I consent to the submission of a copy of this opinion to the Securities and Exchange Commission in connection with the filing of the Fund's Rule 24f-2 Notice for fiscal 1996, as contemplated in rule 24f-2(b)(1) under the Investment Company Act of 1940, as amended.

 The opinion given above is subject to the condition that the Fund shall have complied with the provision of any applicable laws, regulations and permits of any state or foreign country in which any of the Stock was sold or was issued in accord with the Fund's dividend reinvestment plan.

                                              Very truly yours,
                                              Kenneth R. Gorvetzian

KRG:jfw